QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 8.1

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com

April 2, 2008

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

Ladies and Gentleman:

        This opinion letter is furnished to you in our capacity as counsel to American Campus Communities, Inc., a Maryland corporation (the "Company"). This opinion letter addresses the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and is being furnished to you in connection with the proposed merger (the "Merger") of American Campus Acquisition LLC ("Sub"), a Delaware limited liability company and a wholly-owned subsidiary of American Campus Communities Operating Partnership LP, a Maryland limited partnership (the "Operating Partnership"), with and into GMH Communities Trust, a Maryland real estate investment trust ("GMH"), pursuant to an Agreement and Plan of Merger, dated as of February 11, 2008 (the "Merger Agreement"), by and among GMH, GMH Communities, Inc., a Delaware corporation, GMH Communities, LP, a Delaware limited partnership, the Company, the Operating Partnership, Sub and American Campus Acquisition Limited Partnership LP, a Delaware limited partnership.

        The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, the legislative history and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

        In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement; (2) the Amended and Restated Articles of Incorporation and the bylaws of the Company; (3) certain written representations of the Company contained in an Officer's Certificate to Counsel for American Campus Communities, Inc. regarding certain income tax matters dated on or about the date hereof (the "Officer's Certificate"); and (4) the Merger Agreement.

        In our examination, we have assumed (without any independent investigation or review thereof), with your consent, that all of the factual representations and factual statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed under such documents have been and will be performed or satisfied in accordance with their terms. We have further assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of electronic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or electronic or telephonic confirmations of public officials as well as the Officer's Certificate and other certificates, documents, statements and other information of the Company, the Operating Partnership, American Campus Communities Holdings LLC, the general partner of the Operating Partnership, or representatives or officers thereof.

        For purposes of rendering our opinion, we have not made an independent investigation or audit of any of the facts set forth in any of the above-referenced documents, including the Registration Statement and the Officer's Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions.

        Our opinions are based solely on the above-referenced documents that we have examined; the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any fact contained in such documents or in such additional information is, or later becomes, inaccurate or if any representation made to us is, or later becomes, inaccurate. Any inaccuracy in, or breach of, any of the aforementioned documents, statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.

        Based upon, and subject to the foregoing and the next paragraph below and provided that the Company filed a proper election to be taxed as a real estate investment trust ("REIT") with its timely filed federal income tax return for the taxable year ended December 31, 2004, which has not been terminated or revoked, we are of the opinion that:

  1.
  The Company has met the requirements for qualification and taxation as a REIT for the taxable years 2004 through 2007.

  2.
  The Company's diversity of equity ownership, operations through the date hereof and proposed method of operation should allow it to qualify as a REIT for the 2008 taxable year.

  3.
  As of the date hereof, the Operating Partnership is treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation.

  4.
  The discussion in the Registration Statement under the heading "Material U.S. Federal Income Tax Considerations-Material U.S. Federal Income Tax Considerations Applicable to Holders of ACC Common Stock" to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

        We express no opinion with respect to the transactions described herein and in the Registration Statement other than those set forth herein. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Locke Lord Bissell & Liddell LLP will not review or audit the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company, the Operating Partnership and the other entities in which the Company or the Operating Partnership own interests, the sources of their income, the nature of their assets, the level of distributions to stockholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. No ruling has been (or will be) sought from the IRS by the Company as to the federal income tax matters addressed in this opinion.

        This opinion letter has been prepared and furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP
By:	/s/ DONALD A. HAMMETT, JR. Donald A. Hammett, Jr.

QuickLinks

  EXHIBIT 8.1